Exhibit 99.1

For more information, contact:

Katharine Boyce

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

Acxiom Announces First Quarter Fiscal 2009 Results

Significant Increase in Operating Income as Expense Measures Take Hold;

Company Affirms Annual Guidance

LITTLE ROCK, Ark. — July 30, 2008 — Acxiom® Corporation (Nasdaq: ACXM) today announced financial results for the first quarter of fiscal year 2009 ended June 30, 2008. Acxiom will hold a conference call at 4:30 p.m. CDT today to further discuss this information. Interested parties are invited to listen to the call, which will be broadcast via the Internet at www.acxiom.com.

Revenue for the first quarter of fiscal 2009 was $331.1 million, compared to $334.7 million in the first quarter of fiscal 2008. Income from operations for the quarter ended June 30, 2008 was $25.6 million, compared to $0.6 million for the period ended June 30, 2007. Earnings per diluted share for the quarter were $0.14, compared to a loss of $0.17 per diluted share in the prior-year period. The current-year quarter included unusual gain items of $1.6 million. The prior-year quarter included unusual loss items of $20.6 million. If unusual items were excluded, earnings per diluted share would be $0.12 and $0.06 in the current quarter and prior-year quarter, respectively.

John Meyer, Acxiom Corporation’s Chief Executive Officer and President, commented, “I am generally pleased with our first quarter results. Despite the challenging economic environment, our operating profitability has improved significantly over the prior year. We tasked every Acxiom associate with improving our profitability, and we are beginning to realize the benefits of those efficiency and cost reduction efforts. Although we have made significant progress in expense control, we will continue to seek opportunities to maximize our operating cash flows.”

Meyer concluded, “While managing costs is essential to operating a successful enterprise, we have to be focused on growing revenue in a meaningful way. We have laid the foundation with a new organizational structure led by Global Sales.”

First Quarter 2009 Highlights:

•	Revenue of $331.1 million compared to $334.7 million in the first quarter a year ago.

•

Income from operations of $25.6 million compared to $0.6 million in the first quarter last year. Income from operations for the current year included unusual gain items of $0.5 million. The prior year quarter included $20.6 million of unusual expense items.

•	Other income for the current quarter included a $1.1 million unusual gain.
•

Earnings per diluted share of $0.14 compared to a loss per share of $0.17 in the first quarter of fiscal 2008. Excluding the impact of unusual items, earnings per diluted share would be $0.12 in the current period and $0.06 in the prior-year period.

•	Operating cash flow of $28.5 million compared to $33.6 million in the first quarter a year ago.
•

Free cash flow available to equity of negative $9.6 million compared to negative $9.8 million a year ago. Free cash flow available to equity is a non-GAAP financial measure; a reconciliation to the comparable GAAP measure, operating cash flow, is attached to this press release.

Operational Highlights:

•

Information Services: This segment includes the company’s global lines of business for Customer Data Integration (CDI) and Marketing Services, Digital Marketing Services, Information Technology Services, and Consulting Services. Revenue for the quarter was $235.8 million, compared to $241.4 million in the first quarter of the previous year. Operating income for the quarter was $39.2 million, compared to $29.9 million in the first quarter of fiscal 2008. Prior year amounts included $5.2 million of unusual charges.

•

Information Products: This segment is comprised of the company’s global Information Products lines of business and the U.S. Background Screening Products line of business. Revenue for the quarter was $95.3 million, up 2.0 percent from the first quarter of the previous year. Operating income for the quarter was $3.2 million, compared to $2.7 million in the first quarter of the previous year, an increase of 18.5 percent.

•

Corporate and Other Expenses: For the quarter ended June 30, 2008, corporate and other expenses totaled $16.9 million, compared to $32.0 million for the period ended June 30, 2007. The prior period included unusual items of $15.4 million.

Outlook

The company provided its outlook for fiscal 2009 at an investor conference on June 17. The company affirms those amounts as follows:

•	Revenue is expected to be approximately equal to revenue in fiscal 2008.
•	Earnings per diluted share are expected to be in the range of $0.66 to $0.72.
•	Free cash flow to equity, which is a non-GAAP measure, is expected to be in the range of $77 million to $85 million.

Web Link to Financials

http://www.acxiom.com/FY09_Q1_Financials is a link to the detailed financial information we typically attach to our earnings releases.

About Acxiom Corporation

The global leader in interactive marketing services, Acxiom connects clients with their customers through deep consumer insight that enables effective and profitable marketing initiatives and business decisions. Our consultative approach spans multiple industries and incorporates decades of experience in consumer data and analytics, information technology, data integration, and consulting solutions for effective marketing across digital, Internet, email, mobile and direct mail channels. Founded in 1969, Acxiom is headquartered in Little Rock, Ark., and serves clients around the world from locations in the United States, Europe, and Asia-Pacific. For more information about Acxiom, visit www.acxiom.com.

This release and today’s conference call contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially. Such statements may include but are not necessarily limited to the following: that the projected revenue, earnings per share and free cash flow to equity will be within the estimated ranges for fiscal year 2009. The following are factors, among others, that could cause actual results to differ materially from these forward-looking statements: The possibility that certain contracts may not be closed, or may not be closed within the anticipated time frames; the possibility that clients may attempt to reduce the amount of business they do with the company; the possibility that in the event that a change of control of the company was sought that certain of the clients of the company would invoke certain provisions in their contracts resulting in a decline in the revenue and profit of the company; the possibility that certain contracts may not generate the anticipated revenue or profitability; the possibility that negative changes in economic or other conditions might lead to a reduction in demand for our products and services; the possibility of an economic slowdown or that economic conditions in general will not be as expected; the possibility that the historical seasonality of our business may change; the possibility that significant customers may experience extreme, severe economic difficulty; the possibility that the integration of acquired businesses may not be as successful as planned; the possibility that the fair value of certain of our assets may not be equal to the carrying value of those assets now or in future time periods; the possibility that sales cycles may lengthen; the possibility that we may not be able to attract and retain qualified technical and leadership associates, or that we may lose key associates to other organizations; the possibility that we won’t be able to properly motivate our sales force or other associates; the possibility that we won’t be able to achieve cost reductions and avoid unanticipated costs; the possibility that we won’t be able to continue to receive credit upon satisfactory terms and conditions; the possibility that competent, competitive products, technologies or services will be introduced into the marketplace by other companies; the possibility that we may be subjected to pricing pressure due to market conditions and/or competitive products and services; the possibility that there will be changes in consumer or business information industries and markets that negatively impact the company; the possibility that changes in accounting pronouncements may occur and may impact these projections; the possibility that we won’t be able to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; the possibility that we may encounter difficulties when entering new markets or industries; the possibility that there will be changes in the legislative, accounting, regulatory and consumer environments affecting our business, including but not limited to litigation, legislation, regulations and customs relating to our ability to collect, manage, aggregate and use data; the possibility that data suppliers might withdraw data from us, leading to our inability to provide certain products and services; the possibility that we may enter into short-term contracts which would affect the predictability of our revenues; the possibility that the amount of ad hoc, volume-based and project work will not be as expected; the possibility that we may experience a loss of data center capacity or interruption of telecommunication links or power sources; the possibility that we may experience failures or breaches of our network and data security systems, leading to potential adverse publicity, negative customer reaction, or liability to third parties; the possibility that postal rates may increase, thereby leading to reduced volumes of business; the possibility that our clients may cancel or modify their agreements with us; the possibility that we will not successfully complete customer contract requirements on time or meet the service levels specified in the contracts, which may result in contract penalties or lost revenue; the possibility that we experience processing errors which result in credits to customers, re-performance of services or payment of damages to customers; the possibility that the services of the United States Postal Service, their global counterparts and other delivery systems may be disrupted; and the possibility that we may be affected by other competitive factors.

With respect to the provision of products or services outside our primary base of operations in the United States, all of the above factors apply, along with the difficulty of doing business in numerous sovereign jurisdictions due to differences in scale, competition, culture, laws and regulations.

Other factors are detailed from time to time in our periodic reports and registration statements filed with the United States Securities and Exchange Commission. We believe that we have the product and technology offerings, facilities, associates and competitive and financial resources for continued business success, but future revenues, costs, margins and profits are all influenced by a number of factors, including those discussed above, all of which are inherently difficult to forecast.

We undertake no obligation to update the information contained in this press release or any other forward-looking statement.

Acxiom is a registered trademark of Acxiom Corporation.

ACXIOM CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except earnings per share)

	For the Three Months Ended
	June 30,
			$	%
	2008	2007	Variance	Variance

Revenue:
Services	235,770	241,355	(5,585)	(2.3%)
Products	95,303	93,314	1,989	2.1%
Total revenue	331,073	334,669	(3,596)	(1.1%)

Operating costs and expenses:
Cost of revenue
Services	177,300	196,584	(19,284)	(9.8%)
Products	76,720	76,290	430	0.6%
Total cost of revenue	254,020	272,874	(18,854)	(6.9%)

Services gross margin	24.8%	18.5%
Products gross margin	19.5%	18.2%
Total gross margin	23.3%	18.5%

Selling, general and administrative	52,040	45,766	6,274	13.7%
Gains, losses and other items, net	(545)	15,390	(15,935)	(103.5%)

Total operating costs and expenses	305,515	334,030	(28,515)	(8.5%)

Income from operations	25,558	639	24,919	3899.7%

Other income (expense):
Interest expense	(9,459)	(13,575)	4,116	(30.3%)
Other, net	1,359	183	1,176	642.6%

Total other income (expense)	(8,100)	(13,392)	5,292	(39.5%)

Earnings (loss) before income taxes	17,458	(12,753)	30,211

Income taxes	6,808	937	5,871	626.6%

Net earnings (loss)	10,650	(13,690)	24,340

Earnings (loss) per share:

Basic	0.14	(0.17)	0.31

Diluted	0.14	(0.17)	0.31

ACXIOM CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except earnings per share)

	For the Three Months Ended

	June 30,	March 31,	$	%
	2008	2008	Variance	Variance

Revenue:
Services	235,770	239,973	(4,203)	(1.8%)
Products	95,303	109,824	(14,521)	(13.2%)
Total revenue	331,073	349,797	(18,724)	(5.4%)

Operating costs and expenses:
Cost of revenue
Services	177,300	227,056	(49,756)	(21.9%)
Products	76,720	76,876	(156)	(0.2%)
Total cost of revenue	254,020	303,932	(49,912)	(16.4%)

Services gross margin	24.8%	5.4%
Products gross margin	19.5%	30.0%
Total gross margin	23.3%	13.1%

Selling, general and administrative	52,040	47,304	4,736	10.0%
Gains, losses and other items, net	(545)	74,519	(75,064)	(100.7%)

Total operating costs and expenses	305,515	425,755	(120,240)	(28.2%)

Income (loss) from operations	25,558	(75,958)	101,516

Other income (expense):
Interest expense	(9,459)	(11,016)	1,557	(14.1%)
Other, net	1,359	(1,685)	3,044

Total other income (expense)	(8,100)	(12,701)	4,601	(36.2%)

Earnings (loss) before income taxes	17,458	(88,659)	106,117

Income taxes	6,808	(30,375)	37,183

Net earnings (loss)	10,650	(58,284)	68,934

Earnings (loss) per share:

Basic	0.14	(0.76)	0.90

Diluted	0.14	(0.76)	0.90

ACXIOM CORPORATION AND SUBSIDIARIES
CALCULATION OF EARNINGS PER SHARE
(Unaudited)
(In thousands, except earnings per share)

	For the Three Months Ended

	June 30,	June 30,	March 31,
	2008	2007	2008

Basic earnings per share:

Numerator - net earnings (loss)	10,650	(13,690)	(58,284)

Denominator - weighted-average shares outstanding	77,402	79,341	77,085

Basic earnings (loss) per share	0.14	(0.17)	(0.76)

Diluted earnings per share:

Numerator - net earnings (loss)	10,650	(13,690)	(58,284)

Denominator - weighted-average shares outstanding	77,402	79,341	77,085

Dilutive effect of common stock options, warrants and restricted stock	354	-	-

	77,756	79,341	77,085

Diluted earnings (loss) per share	0.14	(0.17)	(0.76)

ACXIOM CORPORATION AND SUBSIDIARIES
RESULTS BY SEGMENT
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended

	June 30,	June 30,
Revenue:	2008	2007

Information services	235,770	241,355
Information products	95,303	93,314

Total revenue	331,073	334,669

Income from operations:

Information services	39,205	29,907
Information products	3,213	2,719
Corporate & other	(16,860)	(31,987)

Total income from operations	25,558	639

Margin:

Information services	16.6%	12.4%
Information products	3.4%	2.9%

Total margin	7.7%	0.2%

ACXIOM CORPORATION AND SUBSIDIARIES
PRODUCTS REVENUE AND COST OF PRODUCTS SUPPLEMENTAL SCHEDULE
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended

	June 30,	June 30,	$	%	March 31,	$	%
	2008	2007	Variance	Variance	2008	Variance	Variance

Products	73,089	73,722	(633)	(0.9%)	87,730	(14,641)	(16.7%)
Passthrough data	22,214	19,592	2,622	13.4%	22,094	120	0.5%

Total products revenue	95,303	93,314	1,989	2.1%	109,824	(14,521)	(13.2%)

Cost of products revenue:
Products	54,506	56,698	(2,192)	(3.9%)	54,782	(276)	(0.5%)
Passthrough data	22,214	19,592	2,622	13.4%	22,094	120	0.5%

Total cost of products	76,720	76,290	430	0.6%	76,876	(156)	(0.2%)

Margin:

Products	25.4%	23.1%			37.6%
Passthrough data	0.0%	0.0%			0.0%
Total products	19.5%	18.2%			30.0%

ACXIOM CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30,	March 31,	$	%
	2008	2008	Variance	Variance
Assets
Current assets:
Cash and cash equivalents	51,799	62,661	(10,862)	(17.3%)
Trade accounts receivable, net	231,688	216,462	15,226	7.0%
Refundable income taxes	12,096	16,080	(3,984)	(24.8%)
Deferred income taxes	44,203	44,211	(8)	(0.0%)
Other current assets	45,379	45,645	(266)	(0.6%)

Total current assets	385,165	385,059	106	0.0%

Property and equipment	768,914	765,046	3,868	0.5%
Less - accumulated depreciation and amortization	515,239	498,777	16,462	3.3%

Property and equipment, net	253,675	266,269	(12,594)	(4.7%)

Software, net of accumulated amortization	57,093	59,263	(2,170)	(3.7%)
Goodwill	486,230	484,796	1,434	0.3%
Purchased software licenses, net of accumulated amortization	98,139	111,574	(13,435)	(12.0%)
Deferred costs, net	85,576	90,707	(5,131)	(5.7%)
Data acquisition costs	48,593	51,566	(2,973)	(5.8%)
Other assets, net	20,935	22,621	(1,686)	(7.5%)

	1,435,406	1,471,855	(36,449)	(2.5%)

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	58,732	69,259	(10,527)	(15.2%)
Trade accounts payable	32,933	45,749	(12,816)	(28.0%)
Accrued payroll and related expenses	33,563	39,061	(5,498)	(14.1%)
Other accrued expenses	108,308	121,441	(13,133)	(10.8%)
Deferred revenue	64,182	64,116	66	0.1%

Total current liabilities	297,718	339,626	(41,908)	(12.3%)

Long-term debt	564,377	575,308	(10,931)	(1.9%)

Deferred income taxes	54,060	51,429	2,631	5.1%

Other liabilities	5,080	4,980	100	2.0%

Stockholders' equity:
Common stock	11,457	11,428	29	0.3%
Additional paid-in capital	785,723	779,815	5,908	0.8%
Retained earnings	419,759	413,758	6,001	1.5%
Accumulated other comprehensive income	35,697	33,976	1,721	5.1%
Treasury stock, at cost	(738,465)	(738,465)	0	0.0%

Total stockholders' equity	514,171	500,512	13,659	2.7%

	1,435,406	1,471,855	(36,449)	(2.5%)

ACXIOM CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	June 30,

	2008	2007

Cash flows from operating activities:
Net earnings (loss)	10,650	(13,690)
Non-cash operating activities:
Depreciation and amortization	53,893	59,102
Loss (gain) on disposal or impairment of assets, net	(2,111)	310
Deferred income taxes	2,715	(2,556)
Non-cash stock compensation expense	2,604	1,358
Changes in operating assets and liabilities:
Accounts receivable	(16,258)	11,220
Other assets	9,376	(792)
Deferred costs	(616)	(5,544)
Accounts payable and other liabilities	(31,296)	(3,097)
Deferred revenue	(484)	(12,723)
Net cash provided by operating activities	28,473	33,588
Cash flows from investing activities:
Capitalized software	(5,011)	(8,447)
Capital expenditures	(5,706)	(2,867)
Cash collected from sale and license of software	2,000	-
Data acquisition costs	(8,622)	(8,585)
Payments received from investments	2,494	-
Net cash paid in acquisitions	(35)	(2,680)
Net cash used by investing activities	(14,880)	(22,579)
Cash flows from financing activities:
Proceeds from debt	-	2,127
Payments of debt	(23,304)	(31,284)
Dividends paid	(4,649)	-
Sale of common stock	3,273	35,821
Tax benefit of stock options exercised	60	5,624
Net cash provided (used) by financing activities	(24,620)	12,288
Effect of exchange rate changes on cash	165	307

Net increase (decrease) in cash and cash equivalents	(10,862)	23,604
Cash and cash equivalents at beginning of period	62,661	37,776
Cash and cash equivalents at end of period	51,799	61,380

Supplemental cash flow information:
Cash paid during the period for:
Interest	9,354	13,888
Income taxes	42	115
Payments on capital leases and installment payment arrangements	12,879	19,138
Payments on software and data license liabilities	8,368	6,493
Other debt payments, excluding line of credit	2,057	3,526
Revolving credit payments	-	2,127
Noncash investing and financing activities:
Acquisition of property and equipment under capital lease
and installment payment arrangements	1,824	7,222
Construction and other financing	-	5,351

ACXIOM CORPORATION AND SUBSIDIARIES
CALCULATION OF FREE CASH FLOW AVAILABLE TO EQUITY
AND RECONCILIATION TO OPERATING CASH FLOW
(Unaudited)
(Dollars in thousands)

	06/30/07	09/30/07	12/31/07	03/31/08	YTD FY2008	06/30/08

Cash paid during the period for:	33,588	33,416	122,269	78,533	267,806	28,473

Plus:
Payments received from investments	-	1,799	1,804	-	3,603	2,494
Disposition of operations	-	-	14,250	-	14,250	-

Less:
Capitalized software	(8,447)	(9,820)	(8,507)	(6,571)	(33,345)	(5,011)
Capital expenditures	(2,867)	(5,291)	(6,891)	(6,551)	(21,600)	(5,706)
Data acquisition costs	(8,585)	(4,403)	(9,634)	(9,541)	(32,163)	(8,622)
Payments on capital leases and installment payment arrangements	(19,138)	(17,651)	(17,542)	(15,375)	(69,706)	(12,879)
Payments on software and data license liabilities	(6,493)	(7,279)	(6,226)	(11,821)	(31,819)	(8,368)
Other required debt payments	(3,526)	(2,416)	(5,612)	(13,493)	(25,047)	(2,057)

Subtotal	(15,468)	(11,645)	83,911	15,181	71,979	(11,676)

Plus:
Tax benefit of stock options and warrants	5,624	344	25	(480)	5,513	60

Subtotal	(9,844)	(11,301)	83,936	14,701	77,492	(11,616)

Plus:
Cash collected from sale of software	-	-	-	-	-	2,000

Total	(9,844)	(11,301)	83,936	14,701	77,492	(9,616)